                                                                    EXHIBIT 3.51
                            CERTIFICATE OF FORMATION

                                       OF

                              ONES WEST AFRICA LLC

     1. The name of the limited liability company is ONES West Africa LLC.

     2. The address of its registered office in the State of Delaware is
Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County
of New Castle. The name of its registered agent at such address is The
Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Formation of ONES West Africa LLC this 12th day of March, 2003.

                                                 /s/ R. Tor Liimatainen
                                                 ------------------------------
                                                 R. Tor Liimatainen
                                                 Authorized Person